UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2010

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In October 2010, the Company identified a material overstatement of the pension liability for one of its subsidiaries as reported in its historical financial statements. The Company is currently investigating the effects of the error.  At this time, the best estimate of the range of the overstatement of the pension liability at December 31, 2009 is $15 million to $25 million (on a pre-tax basis).

The overstatement will result in a decrease in the pension liabilities reported in the balance sheets for those periods requiring restatement. There is no cash flow impact anticipated in connection with the correction of this error but it is expected to result in minor increases in net income for those periods, including the current year.

The error largely originated in census data compiled by the Company’s former actuaries prior to 1997 and was discovered while preparing the 2010 census data for Colfax’s defined benefit pension plan actuarial valuations.  The Company learned that a number of participants in a subsidiary’s benefit plan had incorrect actuarial benefit amounts used to determine the pension liability for financial reporting purposes although the Company currently believes that the amounts paid to retirees were correct.  The Company determined that this error largely originated prior to the acquisition in 1997 of the subsidiary that sponsors the affected benefit plan.

On October 19, 2010 the Audit Committee of the Company’s Board of Directors concluded, based on the recommendation of management, that corrections to previously issued financial statements are required.  The Company has determined that it will amend and restate the consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Forms 10-Q for the periods ended April 2, 2010 and July 2, 2010.  The Company plans to file the amended reports as soon as practicable in the fourth quarter of 2010.  The Company’s management and the Audit Committee discussed these matters with Ernst & Young LLP, the Company’s independent registered public accountants.

As a result of the error referred to above, the financial statements contained in the reports referenced herein, and any related reports of Ernst & Young LLP, including Ernst & Young LLP’s report on internal control over financial reporting at December 31, 2009, should no longer be relied upon.  In preparing the amended Annual Report on Form 10-K/A, management will also review its conclusions regarding the effectiveness of internal control over financial reporting as of December 31, 2009.

Item 8.01 Other Events.

The Company issued a press release on October 25 announcing that it plans to amend and restate its financial statements for certain prior periods as described in Item 4.02 above and that it will issue a press release providing preliminary financial results for the third quarter of 2010 at approximately 6:00 a.m. ET on Thursday, November 4, 2010, and will hold a conference call to discuss these preliminary results beginning at 8:00 a.m. ET on that day.  The call will be open to the public through 877-303-7908 or 678-373-0875  and webcast via Colfax’s website at www.colfaxcorp.com under the “Investor Relations” section.

Colfax’s preliminary financial results press release for the 2010 third quarter will be available under the “Investor Relations” section of Colfax’s website.  In addition, supplemental financial information referenced in the conference call, if any, will be available on the website. A replay of the call will be available on Colfax’s website later that day.

Results to be reported on November 4 will include estimates related to the correction of the pension liability.

The full text of the Company’s press release issued on October 25, 2010 is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

99.1	Colfax Corporation press release dated October 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: October 25, 2010	By:	/s/ Clay H. Kiefaber
	Name:	Clay H. Kiefaber
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

99.1	Colfax Corporation press release dated October 25, 2010